Exhibit 99.1


FOR IMMEDIATE RELEASE:

A21 COMPLETES ACQUISITION OF SUPERSTOCK, INC.

NEW YORK, NY - MARCH 2, 2004 - a21, Inc. ("a21") (OTCBB: ATWO), a digital business partner for top-tier photographers and image archives, announced today it has completed its acquisition of SuperStock, Inc. a21 estimates SuperStock (http://www.superstock.com) to be one of the top five, US-based companies in the stock image industry.

"We are very pleased to have completed this transaction," stated Albert H. Pleus, Chairman of a21. "We see great opportunity in the image space --- opportunity to better serve buyers and photographers with compelling content and a simpler, more rewarding experience. This acquisition will give us a platform from which to demonstrate the a21 advantage to the global market."

Haim Ariav, President of a21, has also been named President of SuperStock, which has become a subsidiary of a21, Inc. Bill Beermann and Jim Ong, Co-Founders of SuperStock, will step down from their roles within the company, while the balance of the senior management team of SuperStock will remain in place.

"We believe our plans for a21 and SuperStock are timely and achievable," stated Mr. Ariav. "Our focus on implementing a `daisy-chain' acquisition strategy in parallel with an organic growth overlay makes us confident our goals can be attained," he added.

Andrew Barron Worden, Managing Partner for Barron Partners LP, which led the funding with $3,000,000 in equity, commented, "We are pleased our capital provided financing to a company that we believe fits our investment criteria of having honest shareholder oriented management, an excellent business plan, and strong financials."

ABOUT A21
a21 (http://www.a21group.com) is a technology and business service partner of top-tier photographers and image archives. Through its subsidiary, SuperStock, Inc., a21 facilitates image collection, value added marketing and provides a technology platform to improve image distribution and use.

CONTACT
a21, Inc.
415/284-2121
info@a21group.com


The statements contained in this Press Release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc. management.


                                      # # #